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                                                                 EXHIBIT 99.1



                         General Growth Properties, Inc.
                             110 North Wacker Drive
                                Chicago, IL 60606
                                 (312) 960-5000
                                 (312) 960-5463


FOR IMMEDIATE RELEASE                              CONTACT:    John Bucksbaum
                                                               (312) 960-5005

                                                               Bernard Freibaum
                                                               (312) 960-5252



                         GENERAL GROWTH PROPERTIES, INC.

                        ANNOUNCES SHAREHOLDER RIGHTS PLAN

                    AND ANNOUNCES DIVIDEND OF PURCHASE RIGHTS


         CHICAGO, ILLINOIS, NOVEMBER 18, 1998 -- GENERAL GROWTH PROPERTIES, INC. (NYSE: GGP) announced today that its Board of Directors has adopted a Shareholders Rights Plan and has declared a dividend of one Right on each outstanding share of the Company's common stock to shareholders of record on December 10, 1998. Each right will entitle common stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock for an exercise price of $148.00. The Plan is designed to ensure the fair treatment of shareholders in connection with any potential takeover of the Company and to guard against partial tender offers, open market accumulations, squeeze outs and other abusive tactics to gain control of the Company. The Company is not aware of any such attempt at present.

         The Shareholder Rights Plan, which is similar to plans adopted by many other U.S. companies, strengthens the ability of the Board to help ensure that General Growth's shareholders receive fair and equal treatment, and to protect the interest of General Growth's shareholders, in the event of an unsolicited offer to acquire control of the Company. The Plan will encourage any potential acquiror to negotiate the manner and terms of any proposed acquisition with the Board of Directors.

         The Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock or announces or commences a tender offer for 15% or more of such shares, subject to certain exceptions described in the Plan. When a person or group acquires such 15%, each exercisable Right will entitle its holder (other than such person or group) to purchase, at the Right's then-current


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exercise price, a number of the Company's common shares having a market value of twice such price. In addition if the Company is acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of the Company's outstanding common stock, each right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price.

         Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

         The Rights will expire on November 18, 2008 unless otherwise extended by the Board of Directors. The Rights distribution is not taxable to shareholders.

         Additional details regarding the Plan will be outlined in a summary to be mailed to all common stockholders following the record date.

         General Growth, the nation's second largest shopping mall owner, manager and developer, currently has ownership interests in, or management responsibilities for, a portfolio of 119 regional shopping malls located in 39 states. General Growth currently has one mall under construction in Grandville (Grand Rapids), Michigan. The General Growth portfolio encompasses more than 100 million square feet of retail space.

         The statements in this release that relate to future plans, events or performance are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, as detailed from time to time in the Company's SEC reports, including the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.